Exhibit 10.1

ON SEMICONDUCTOR CORPORATION

AMENDED AND RESTATED STOCK INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNITS AWARD AGREEMENT

ON Semiconductor Corporation, a Delaware Corporation (“Company”), hereby grants to                      (“Grantee”), a Participant in the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan, as amended from time-to-time (“Plan”), a Performance-Based Restricted Stock Units Award (“Award”) for Units (“Units”) representing shares of the common stock of the Company (“Stock”). This agreement to grant Stock Units (“Grant Agreement”) is made effective as of the 5th day of March, 2018 (“Grant Date”). If Grantee is a Covered Employee, this Award is designated as a “Performance Compensation Award” and as such is granted pursuant to Article 11 of the Plan.

RECITALS

A.    The Board of Directors of the Company (“Board”) has adopted the Plan as an incentive to retain employees, officers, and non-employee Directors of, and Consultants to, the Company and to enhance the ability of the Company to attract, retain and motivate individuals upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

B.    Under the Plan, the Board has delegated its authority to administer the Plan to the Compensation Committee of the Board (“Committee”).

C.    The Committee has approved the granting of Units to the Grantee pursuant to the Plan to provide an incentive to the Grantee to focus on the long-term growth of the Company.

D.    To the extent not specifically defined herein or in the Grantee’s employment agreement or comparable agreement, as amended from time to time (“Employment Agreement”), all capitalized terms used in this Grant Agreement shall have the meaning set forth in the Plan unless a contrary meaning is set forth in the Employment Agreement.

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

1.     Grant of Units. The Company hereby grants to the Grantee a Performance-Based Restricted Stock Units Award for                      Units, representing the right to receive payment of the same number of shares of Stock, subject to the terms and conditions of this Grant Agreement and the provisions of the Plan, which terms are incorporated herein by reference.

2.     Earning Units, Performance Multiplier and Related Information.

2.1    Earning Units. Subject to the terms and conditions set forth in this Grant Agreement, the Grantee shall be entitled to receive payment for the number of Units earned by the Grantee over the six consecutive fiscal quarter period beginning with the quarter commencing January 1, 2018 (“Performance Measurement Period”). The number of Units earned pursuant to this Grant Agreement is a function of the extent to which the corresponding Performance Goals described in the table below are achieved.

PERFORMANCE GOALS

Performance Level	Adjusted Non-GAAP EBITDA (in Millions)	Percentage of Units Earned
Target	$2,000	100%
Threshold or Below	$1,600	0%

If the Company’s Adjusted Non-GAAP EBITDA (defined below) for the Performance Measurement Period is equal to or less than the Threshold performance level ($1,600 million), no Units will be earned at the end of the Performance Measurement Period. If the Company’s Adjusted Non-GAAP EBITDA for the Performance Measurement Period exceeds the Threshold performance level ($1,600 million), but is less than the Target performance level ($2,000 million), the number of Units earned at the end of the Performance Measurement Period will be determined by applying straight line interpolation between the Threshold performance level ($1,600 million) and Target performance level ($2,000 million). If the Company’s Adjusted Non-GAAP EBITDA for the Performance Measurement Period equals or exceeds the Target performance level ($2,000 million), all of the Units will be earned at the end of the Performance Measurement Period. Any Units that are unearned pursuant to Section 2.1 and Section 2.4 at the end of the Performance Measurement Period will be forfeited on the date the Company files its Form 10-Q for Q2 of fiscal year 2019. The number of earned Units that will become vested shall be determined pursuant to Section 3 below. Whether the Adjusted Non-GAAP EBITDA Performance Goal for the Performance Measurement Period has been achieved shall be determined by the Company or Committee, as applicable, pursuant to Section 2.8 below.

2.2    Adjusted Non-GAAP EBITDA Performance Goal Defined. For purposes of this Agreement, “Adjusted Non-GAAP EBITDA” shall mean the Company’s consolidated GAAP net income for the Performance Measurement Period, as adjusted in accordance with Section 2.3. If the Committee determines that an alternative method would be more appropriate to achieve the objectives of this Award then such method shall be communicated to the Grantee and applied to determine Adjusted Non-GAAP EBITDA for the Performance Measurement Period; provided, however, if the Grantee is a Covered Employee, the Committee’s determination must be made before the date that is 90 days after the commencement of the Performance Measurement Period. For purposes of this Agreement, the term “GAAP” means United States generally accepted accounting principles consistently applied.

2.3    Adjustments to GAAP Net Income. If applicable to the Company for purposes of calculating Adjusted Non-GAAP EBITDA for the Performance Measurement

Period, the Company, or Committee if the Grantee is a Covered Employee, shall adjust GAAP net income to exclude the following:

i.	restructuring, asset impairments and other, net;

ii.	goodwill and intangible asset impairment;

iii.	interest expense and interest income;

iv.	income tax provision;

v.	acquisition and divestiture related costs;

vi.	gains or losses (expenses or income) on business dispositions (including divestiture, licensing or similar arrangements);

vii.	net income attributable to non-controlling interests;

viii.	depreciation and amortization;

ix.	actuarial gains or losses on pension plans and other pension benefits;

x.	gain or loss on debt repurchase, debt exchange, early extinguishment of debt, etc.;

xi.	expensing of inventory fair market value step up; and

xii.	unusual/non-recurring material items;

provided, however, that if the Grantee is a Covered Employee any adjustment for unusual/non-recurring material items shall not increase the amount payable for the Award. For the avoidance of doubt, Adjusted Non-GAAP EBITDA shall specifically include merger and acquisition related operations and activities of the Company.

2.4    Performance Multiplier. If the Company’s Adjusted Non-GAAP EBITDA for the Performance Measurement Period equals or exceeds the Target performance level ($2,000 million), the Company, or the Committee with respect to grants to employees who are Covered Employees, shall increase the number of Units earned pursuant to Section 2.1 by multiplying the earned Units by a performance multiplier determined based on the achievement of the Performance Goals described in the table below (the “Performance Multiplier”).

PERFORMANCE MULTIPLIER GOALS

Performance Multiplier Goal	Threshold	Stretch	Threshold Performance Multiplier	Stretch Performance Multiplier
Market Share	7.215% of Comparator Group Market Share	7.530% of Comparator Group Market Share	100%	150%
Free Cash Flow	$975M	$1,250M	100%	150%

If the Company’s Market Share at the conclusion of the Performance Measurement Period equals or is less than the Threshold Market Share (7.215% of Comparator Group Market Share), no Performance Multiplier shall apply to the Market Share portion. If the Company’s Market Share at the conclusion of the Performance Measurement Period exceeds the Threshold Market Share (7.215% of Comparator Group Market Share), but is less than the Stretch Market Share (7.530% of Comparator Group Market Share), the applicable Performance Multiplier will be determined by applying straight line interpolation between the Threshold Performance Multiplier (100%) and Stretch Performance Multiplier (150%). If the Company’s Market Share at the conclusion of the Performance Measurement Period equals or exceeds the Stretch Market Share (7.530% of Comparator Group Market Share), the Performance Multiplier shall be 150%. Similarly, if the Company’s Free Cash Flow for the Performance Measurement Period equals or is less than the Threshold Free Cash Flow ($975 million), no Performance Multiplier shall apply to the Free Cash Flow portion. If the Company’s Free Cash Flow for the Performance Measurement Period exceeds the Threshold Free Cash Flow ($975 million) but is less than the Stretch Free Cash Flow ($1,250 million), the applicable Performance Multiplier will be determined by applying straight line interpolation between the Threshold Performance Multiplier (100%) and Stretch Performance Multiplier (150%). If the Company’s Free Cash Flow for the Performance Measurement Period equals or exceeds the Stretch Free Cash Flow ($1,250 million), the Performance Multiplier shall be 150%. For the avoidance of doubt, the Units granted under this Award shall not exceed twice the Units earned pursuant to Section 2.1. Whether the Market Share Goal and/or Free Cash Flow Goal for the Performance Measurement Period have been achieved shall be determined by the Company or Committee, as applicable, pursuant to Section 2.8 below.

2.5    Market Share Performance Goal Defined. The “Market Share” for the Company shall be determined by dividing the Company’s “Performance Measurement Period Revenue” by the aggregate “Performance Measurement Period Revenue” for all members of the Comparator Group (including the Company), calculated taking into account any timely adjustments made in accordance with Section 2.7. For this purpose, the Company’s and any other Comparator Group member’s “Performance Measurement Period Revenue” is the Company’s or other member’s publicly reported total revenue (which, for the avoidance of doubt, shall include any revenue attributable to any merger and acquisition activity) for its six most recently completed fiscal quarters for which it has publicly reported revenue information, determined as of the Determination Date (as defined below). For purposes of this Agreement, the “Comparator Group” shall consist of the Company, Analog Devices, Diodes, Fairchild, Infineon, Intersil, Linear Technology, Maxim, NXP, Renesas (semiconductor revenues only), Rohm (semiconductor revenues only), STM, Texas Instruments, Vishay (semiconductor revenues only) and Sony Image Sensor. If the Committee determines that an alternative method of calculating the Company’s Market Share would be more appropriate to achieve the objectives of this Award, then such method shall be communicated to the Grantee and applied to determine the Company’s Market Share for the Performance Measurement Period; provided, however, if the Grantee is a Covered Employee, the Committee’s determination must be made before the date that is 90 days after the commencement of the Performance Measurement Period. For any member of the Comparator Group who reports in a currency other than United States Dollars, the United States Dollars revenue as reported by Bloomberg as such member’s Performance Measurement Period Revenue shall be used.

2.6    Free Cash Flow Performance Goal Defined. For purposes of this Agreement, “Free Cash Flow” shall mean the Company’s publicly reported net cash flow from operating activities less purchases of property, plant, and equipment under its investing activities for the Performance Measurement Period. If the Committee determines that an alternative method of calculating its Free Cash Flow would be more appropriate to achieve the objectives of this Award, then such method shall be communicated to the Grantee and applied to determine

Free Cash Flow for the Performance Measurement Period; provided, however, if the Grantee is a Covered Employee, the Committee’s determination must be made before the date that is 90 days after the commencement of the Performance Measurement Period.

2.7    Adjustments to Market Share Performance Goal. The Company’s Market Share shall be calculated on August 1, 2019 (the “Determination Date”) or any earlier date as of which all Comparator Group members have publicly reported their Performance Measurement Period Revenue. If by the Determination Date a Comparator Group member has not publicly reported its revenue for the Performance Measurement Period, the total Comparator Group Performance Measurement Period Revenue will be recalculated using such Comparator Group member’s total revenue (calculated in accordance with Section 2.5) for the trailing 18 consecutive months for which such Comparator Group member has publicly reported revenue information.

2.8    Final Determination of Performance Goals Attained. The Company, or the Committee with respect to grants to employees who are Covered Employees, shall be responsible for determining in good faith whether, and to what extent, the Performance Goals set forth in this Grant Agreement have been achieved. The Company, or the Committee, as applicable, may reasonably rely on information from, and representations by, individuals within the Company in making such determination and when made such determination shall be final and binding on the Grantee.

3.    Vesting of Earned Units. Subject to Section 4 below, the Units earned pursuant to Section 2.1 and Section 2.4 (collectively, the “Total Earned Units”), shall vest on the following dates (each a “Vesting Date”) as follows:

3.1    One-half of the Total Earned Units will vest on the date the Company files its Form 10-Q for Q2 of fiscal year 2019; and

3.2    An additional one-half of the Total Earned Units will vest on the third anniversary of the Grant Date.

EXAMPLE OF THE EARNING AND VESTING OF UNITS (for illustrative purposes only): Assume you are granted 1,000 Units.

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If the Company’s Adjusted Non-GAAP EBITDA for the Performance Measurement Period equals or is less than the Threshold performance level, no Units will be earned and all 1,000 Units will be forfeited on the date the Company files its Form 10-Q for Q2 of fiscal year 2019.

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If the Company’s Adjusted Non-GAAP EBITDA for the Performance Measurement Period is at the mid-point between the Threshold and Target performance levels (i.e., $1,800 million of Adjusted Non-GAAP EBITDA), 500 Units will be earned at the end of the Performance Measurement Period. The remaining 500 Units will be forfeited on the date the Company files its Form 10-Q for Q2 of fiscal year 2019. The 500 earned Units will then vest as follows: (i) 250 Units will vest on the date the Company files its Form 10-Q for Q2 of fiscal year 2019; and (ii) 250 Units will vest on the third anniversary of the Grant Date.

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If the Company’s: (i) Adjusted Non-GAAP EBITDA for the Performance Measurement Period equals or exceeds 100% of the Target performance level (i.e., $2,000 million of Adjusted Non-GAAP EBITDA); (ii) Market Share at the conclusion of the Performance Measurement Period equals or is less than the Threshold performance level; and (iii) Free Cash Flow equals or is less than the Threshold Performance level, 1,000 Units will be earned at the end of the Performance Measurement Period but no Performance Multiplier shall apply. The 1,000 earned Units will then vest as follows: (i) 500 Units will vest on the date the Company files its Form 10-Q for Q2 of fiscal year 2019; and (ii) 500 Units will vest on the third anniversary of the Grant Date.

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If the Company’s: (i) Adjusted Non-GAAP EBITDA for the Performance Measurement Period equals or exceeds 100% of the Target performance level (i.e., $2,000 million of Adjusted Non-GAAP EBITDA); (ii) Market Share at the conclusion of the Performance Measurement Period equals or is less than the Threshold performance level; and (iii) Free Cash Flow equals or exceeds 100% of the Stretch Performance level, 1,000 Units will be earned at the end of the Performance Measurement Period (based on the achievement of Adjusted Non-GAAP EBITDA) and a 150% Stretch Performance Multiplier shall apply, resulting in a total of 1,500 Total Earned Units (1,000 x 1.5). The 1,500 Total Earned Units will then vest as follows: (i) 750 Units will vest on the date the Company files its Form 10-Q for Q2 of fiscal year 2019; and (ii) 750 Units will vest on the third anniversary of the Grant Date.

4.     Termination of Employment.

4.1    General. Subject to the provisions of Section 4.2 and Section 4.3 below, if the Grantee terminates employment with the Company for any reason (including upon a termination for Cause), any unvested Units will be canceled and forfeited as of the date of Grantee’s termination of employment. In other words, the Grantee must be employed by the Company on the relevant Vesting Date to receive any payment with respect to the Units that are scheduled to vest on such Vesting Date.

4.2    Change in Control Prior to End of Performance Measurement Period. If a Change in Control occurs prior to the end of the Performance Measurement Period, the number of Total Earned Units shall be the number of Units the Grantee would have earned pursuant to Section 2.1 and Section 2.4 based on the Company’s progress toward the attainment of the Performance Goals as of the date of the closing of the transaction or event that results in the Change in Control. If the Company terminates the Grantee’s employment without Cause (including, if applicable, a termination for Good Reason as defined in the Grantee’s Employment Agreement or similar document) in connection with or following such Change in Control, the number of Total Earned Units that will vest will be determined by multiplying the number of Total Earned Units (determined in accordance with the preceding sentence) by a fraction, the numerator of which is the number of days the Grantee was employed during the Performance

Measurement Period, and the denominator of which is the total number of days in the Performance Measurement Period. The Vesting Date for any Units that vest pursuant to this Section 4.2 shall be the date of the Grantee’s termination of employment.

4.3    Change in Control On or After End of Performance Measurement Period. If a Change in Control occurs on the date of or after the end of the Performance Measurement Period, the number of Total Earned Units shall continue to be the number of Total Earned Units described in Section 3. If the Company terminates the Grantee’s employment without Cause (including, if applicable, a termination for Good Reason as defined in the Grantee’s Employment Agreement or similar document) in connection with or following such Change in Control but prior to the Vesting Dates described in Section 3, any then unvested Total Earned Units shall become immediately vested. The Vesting Date for any Units that vest pursuant to this Section 4.3 shall be the date of the Grantee’s termination of employment.

EXAMPLE OF THE EARNING AND VESTING OF UNITS IN CONNECTION WITH CHANGE IN CONTROL (for illustrative purposes only): Assume you are granted 1,000 Units.

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If (i) a Change in Control occurs on September 30, 2018 and (ii) the Company’s progress toward the attainment of the Performance Goals as of such date (including the Company’s progress toward the attainment of the Performance Multipliers as of such date) is 150%, the Total Earned Units described in Section 4.2 will be 1,500. If you are terminated without Cause (or terminate for Good Reason) on September 30, 2018, 750 Units will vest as of the date of your termination of employment, and the remaining 750 Units will not vest. If, however, your termination without Cause (or termination for Good Reason) occurs on or after the last day of Q2 of fiscal year 2019, 1,500 Units will vest as of the date of your termination of employment.

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If (i) a Change in Control occurs after the last day of Q2 of fiscal year 2019 and (ii) the Company’s attainment of the Performance Goals for the Performance Measurement Period (including the Company’s progress toward the attainment of the Performance Multipliers for the Performance Measurement Period) was 150%, the Total Earned Units described in Section 4.3 will be 1,500. If you are terminated without Cause (or terminate for Good Reason) in connection with or following such Change in Control but prior to Vesting Dates described in Section 3, all 1,500 Units (to the extent unvested) will vest as of the date of your termination of employment.

5.    Time and Form of Payment. Subject to the provisions of this Grant Agreement and the Plan, as Units vest on the Vesting Dates set forth in Section 3, Section 4.2 or Section 4.3, as the case may be, the Company will deliver to the Grantee the same number of whole shares of Stock, rounded up or down. Subject to Section 21, the Company shall deliver the vested shares (if any) within 15 days of the applicable Vesting Date.

6.    Nontransferability. The Units granted by this Grant Agreement shall not be transferable by the Grantee or any other person claiming through the Grantee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided under Article 13 of the Plan.

7.    Adjustments. In the event of a stock dividend or in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such remaining share of Stock then subject to this Grant Agreement the number and class of shares of stock into which each outstanding share of Stock shall be so exchanged, all as set forth in Section 5.3 of the Plan.

8.    Delivery of Shares. No shares of Stock shall be delivered under this Grant Agreement until: (i) the Units vest pursuant to Section 3, Section 4.2 or Section 4.3 above, as the case may be; (ii) approval of any governmental authority required in connection with the Grant Agreement, or the issuance of shares thereunder, has been received by the Company; (iii) if required by the Committee, the Grantee has delivered to the Company documentation (in form and content acceptable to the Company in its sole and absolute discretion) to assist the Company in concluding that the issuance to the Grantee of any share of Stock under this Grant Agreement would not violate the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable federal, state or local securities or other laws or regulations; (iv) the Grantee has complied with Section 14 below of this Grant Agreement in order for the proper provision for required tax withholdings to be made; and (v) the Grantee has executed and returned this Grant Agreement to the Company (which, in the case of a Grant Agreement provided to the Grantee in electronic format, requires that the Grantee click the “ACCEPT” button). This Grant Agreement must be executed by Grantee no later than the earlier of: (i) ten (10) months from the Grant Date (through and including the normal close of business of the Company for its headquarters location in Phoenix, Arizona on January 4, 2019); or (ii) the date preceding the first Vesting Date described in Section 3 of this Grant Agreement.

9.    Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to the vesting of Units if, in the opinion of counsel for the Company, such issuance would violate the Securities Act or any other applicable federal, state or local securities laws or regulations.

10.    Voting and Other Stockholder Related Rights. The Grantee will have no voting rights or any other rights as a stockholder of the Company (e.g., no rights to cash dividends) with respect to unvested Units until the Units become vested and the Company issues shares of Stock to the Grantee.

11.    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Grant Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Grantee by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the current address on file with the Company or at such other address as such party may designate in writing from time-to-time to the other party.

11.1    Description of Electronic Delivery. The Plan documents – which may include but do not necessarily include the Plan, a grant notice, this Grant Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders – may be delivered to the Grantee electronically. In addition, the Grantee may deliver electronically any grant notice and this Grant Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time-to-time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

11.2    Consent to Electronic Delivery. The Grantee acknowledges that Grantee has read Section 11.1 and consents to the electronic delivery of the Plan documents and any grant notice. The Grantee acknowledges that Grantee may receive from the Company a paper copy of any documents delivered electronically at no cost by contacting the Company by telephone or in writing.

12.    Administration. This Grant Agreement is subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms and provisions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect to the Plan and this Grant Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Grant Agreement and the Plan, the provisions of the Plan shall control.

13.    Continuation of Employment. This Grant Agreement shall not be construed to confer upon the Grantee any right to continue employment with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate Grantee’s employment at any time.

14.    Responsibility for Taxes and Withholdings. The Grantee acknowledges that, regardless of any action the Company or the Grantee’s actual employer (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including the grant of the Units, the vesting of Units, the conversion of the Units into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired at vesting and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, pursuant to Article 17 of the Plan, if permissible under local law and subject to any restrictions provided by the Committee prior to the vesting of the shares, the Grantee authorizes the Company or the Employer, or their respective agents, to withhold all applicable Tax-Related Items in shares of Stock to be issued upon vesting/settlement of the Units. Alternatively, or in addition, subject to any restrictions provided by the Committee prior to the vesting of the shares, the Grantee authorizes the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer; (ii) withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); (iii) personal check or other cash equivalent acceptable to the Company; or (iv) any other means as determined appropriate by the Company or the Committee.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or such greater amounts not to exceed the maximum statutory rate necessary, in the applicable jurisdiction, to satisfy federal, state, and local withholding tax requirements (but only if withholding at a rate greater than the minimum statutory rate will not result in adverse financial accounting consequences). In the event that the Company withholds an amount for Tax-Related Items that exceeds the maximum withholding amount under applicable law, the Grantee shall receive a refund of such over-withheld amount in cash and shall have no entitlement to an equivalent amount in Stock. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Stock as described herein, for tax purposes, the Grantee shall be deemed to have been issued the full number of shares of Stock subject to the Award, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of the Grantee’s participation in the Plan.

Finally, the Grantee shall pay to the Company or to the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares or the proceeds of the sale of shares of Stock if the Grantee fails to comply with his or her obligation in connection with the Tax-Related Items.

15.    Amendments. Unless otherwise provided in the Plan or this Grant Agreement, this Grant Agreement may be amended only by a written agreement executed by the Company and the Grantee.

16.    Integrated Agreement. Any grant notice, this Grant Agreement and the Plan shall constitute the entire understanding and agreement of the Grantee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations or warranties between the Grantee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of any grant notice and this Grant Agreement shall survive any settlement of the Award and shall remain in full force and effect.

17.    Severability. If one or more of the provisions of this Grant Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Grant Agreement to be construed so as to foster the intent of this Grant Agreement and the Plan.

18.    Counterparts. Any grant notice and this Grant Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.    Governing Law and Venue. This Grant Agreement shall be interpreted and administered under the laws of the State of Delaware. For purposes of litigating any dispute that arises under this grant or this Award, the parties hereby submit to and consent to the jurisdiction of the State of Arizona, agree that such litigation shall be conducted in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, where this grant is made and/or to be performed.

20.    Other. The Grantee represents that the Grantee has read and is familiar with the provisions of the Plan and this Grant Agreement, and hereby accepts the Award subject to all of their terms and conditions.

21.    Section 409A Compliance. Section 409A of the Code imposes an additional 20% tax, plus interest, on payments from “non-qualified deferred compensation plans.” Certain payments under this Grant Agreement could be considered to be payments under a “non-qualified deferred compensation plan.” The additional 20% tax and interest do not apply if the payment qualifies for an exception to the requirements of Section 409A or complies with the requirements of Section 409A. The Company believes, but does not and cannot warrant or guaranty, that the payments due pursuant to this Grant Agreement qualify for the short-term deferral exception to Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding anything to the contrary in this Grant Agreement, if the Company determines that neither the short-term deferral exception nor any other exception to Section 409A applies to the payments due pursuant to this Grant Agreement, to the extent any payments are due on the Grantee’s termination of employment, the term “termination of employment” shall mean “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). In addition, if Grantee is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and any payments due pursuant to this Grant Agreement are payable on the Grantee’s “separation from service,” then such payments shall be paid on the first business day following the expiration of the six month period following the Grantee’s “separation from service.” This Grant Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Grant Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an applicable exception. The Grantee remains solely responsible for any adverse tax consequences imposed upon the Grantee by Section 409A.

22.    Confidentiality. The Grantee acknowledges and agrees that the terms of this Grant Agreement are considered proprietary information of the Company. The Grantee hereby agrees that Grantee shall maintain the confidentiality of these matters to the fullest extent permitted by law and shall not disclose them to any third party. If the Grantee violates this confidentiality provision, without waiving any other remedy available, the Company may revoke this Award without further obligation or liability, and the Grantee may be subject to disciplinary action, up to and including the Company’s termination of the Grantee’s employment for Cause. This Grant Agreement does not limit the Grantee’s ability to communicate with any government agencies regarding matters within their jurisdiction or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice, to the government agencies. Nothing in this Grant Agreement shall prevent the Grantee from disclosing confidential information or trade secrets that: (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that the Grantee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, the Grantee may disclose confidential information or trade secrets related to the suspected violation of law or alleged retaliation to the Grantee’s attorney and use the confidential information or trade secrets in the court proceeding if the Grantee or the Grantee’s attorney: (i) files any document containing confidential information or trade secrets under seal; and (ii) does not disclose the confidential information or trade secrets, except pursuant to court order. The Company provides this notice in compliance with, among others, the Defend Trade Secrets Act of 2016.

23.    Appendix. Notwithstanding any provisions in this Grant Agreement, the grant of the Units shall be subject to any special terms and conditions set forth in any appendix (or any appendices) to this Grant Agreement for the Grantee’s country (the “Appendix”). Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Grant Agreement.

24.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Further, the Award and profits under this Grant Agreement are subject to the Company’s compensation recovery policy or policies (and related Company practices) as such may be in effect from time-to-time, whether or not such policies were adopted in response to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and similar or related laws, rules and regulations. In addition to the Company’s compensation recovery policy or policies, and notwithstanding anything in the Plan or any Employment Agreement to the contrary, the Company may require the Grantee to forfeit all or a portion of any unvested Units and any shares of Stock delivered pursuant to this Grant Agreement if: (i) the Grantee’s employment is terminated for Cause; or (ii) the Committee, in its sole and absolute discretion, determines that the Grantee engaged in serious misconduct that results or might reasonably be expected to result in financial or reputational harm to the Company. Grantee agrees to fully cooperate with the Company in assuring compliance with the provisions of this Section 24 and such compensation recovery policies and the provisions of applicable law, including, but not limited to, promptly returning any compensation subject to recovery by the Company pursuant to the provisions of this Section 24, such policies and applicable law.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Agreement to be signed by its duly authorized representative and the Grantee has signed this Grant Agreement as of the date first written above.

ON SEMICONDUCTOR CORPORATION

By:
Tobin Cookman
Senior Vice President, Human Resources
Assistant Compliance and Ethics Officer

GRANTEE

By:
Name:
Title:

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